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PEPCO HOLDINGS, INC. AND SUBSIDIARIES PRO FORMA CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)
	June 30, 2003	Pro Forma Adjustments	Pro Forma
ASSETS

Current Assets
Cash and cash equivalents	$ 99.3	$ -	$ 99.3
Restricted cash	6.1	-	6.1
Marketable securities	173.5	-	173.5
Restricted funds held by trustee	28.1	-	28.1
Accounts receivable, less allowance for uncollectible accounts	1,071.7	-	1,071.7
Fuel, materials and supplies - at average cost	245.1	-	245.1
Prepaid expenses and other	97.9	-	97.9
Total Current Assets	1,721.7	-	1,721.7

Investments and Other Assets
Goodwill	1,432.5	-	1,432.5
Regulatory assets, net	1,183.7	-	1,183.7
Investment in finance leases	1,114.9	-	1,114.9
Prepaid pension costs	118.9	-	118.9
Other	592.3	-	592.3
Total Investments and Other Assets	4,442.3	-	4,442.3

Property, Plant and Equipment
Property, plant and equipment	10,764.5	-	10,764.5
Accumulated depreciation	(3,959.3)	-	(3,959.3)
Net Property, Plant, and Equipment	6,805.2	-	6,805.2

Total Assets	$ 12,969.2	$ -	$ 12,969.2

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PEPCO HOLDINGS, INC. AND SUBSIDIARIES PRO FORMA CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)
	June 30, 2003	Pro Forma Adjustments		Pro Forma
CAPITALIZATION AND LIABILITIES

Current Liabilities
Short-term debt	$ 1,129.6	$ (136.8)	(1)	$ 992.8
Accounts payable and accrued payroll	541.8	-		541.8
Capital lease obligations due within one year	15.8	-		15.8
Interest and taxes accrued	142.9	-		142.9
Other	543.7	-		543.7
Total Current Liabilities	2,373.8	(136.8)		2,237.0

Deferred Credits
Income taxes	1,605.1	-		1,605.1
Investment tax credits	66.3	-		66.3
Other	472.8	-		472.8
Total Deferred Credits	2,144.2	-		2,144.2

Long-Term Debt and Capital Lease Obligations
Long-term debt	5,060.7	136.8	(2)	5,197.5
Capital lease obligations	117.6	-		117.6
Total Long-Term Debt and Capital Lease Obligations	5,178.3	136.8		5,315.1

Company Obligated Mandatorily Redeemable Preferred Securities Of Subsidiary Trust Which Holds Solely Parent Junior Subordinated Debentures	220.0	-		220.0

Preferred Stock
Serial preferred stock	35.3	-		35.3
Redeemable serial preferred stock	75.4	-		75.4
	110.7	-		110.7
Commitments and Contingencies

Shareholders' Equity
Common stock: $0.01 per share par value; 1,000 shares authorized, shares outstanding - - 100;	1.7	-		1.7
Premium on stock and other capital contributions	2,229.6	-		2,229.6
Capital stock expense	(3.3)	-		(3.3)
Accumulated other comprehensive loss	(56.9)	-		(56.9)
Retained income	771.1	-		771.1
Total Shareholders' Equity	2,942.2	-		2,942.2

Total Capitalization and Liabilities	$ 12,969.2	$ -		$ 12,969.2